Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of Charles River Laboratories International, Inc. on Form S-3 of our report dated February 20, 2004, relating to the financial statements of Inveresk Research Group, Inc., included in Charles River Laboratories International’s Form 8-K dated October 20, 2004, relating to the acquisition of Inveresk Research Group, Inc. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Edinburgh, United Kingdom

August 9, 2006